EXHIBIT 4.39
ORACLE
                      ORACLE LICENSE AND SERVICES AGREEMENT

A.       AGREEMENT DEFINITIONS
"You" and "your" refers to the individual or entity that has ordered Oracle programs and/or services from Oracle Corporation Canada Inc. ("Oracle") or an authorized distributor. The term "programs" refers to the software products owned and distributed by Oracle, which you have ordered, program documentation, and any program updates acquired through technical support. The term "services" refers to technical support ,education , outsourcing, consulting or other services which you have ordered.

B.       APPLICABILITY OF AGREEMENT
This agreement is valid for the order to which this agreement accompanies.

C.       RIGHTS GRANTED
Upon Oracle's acceptance of your order, you have the limited right to use the programs and receive any services you ordered solely for your internal business operations and subject to the terms of this agreement, including the definitions and rules set forth in the order and the program documentation. You may allow your agents and contractors to use the programs for this purpose and you are responsible for their compliance with this agreement in such use. If accepted Oracle will notify you and this notice will include a copy of your agreement. Program documentation is either shipped with the programs, or you may access the documentation online at http://docs.oracle.com/contracts. Services are provided based on Oracle's policies for the applicable services ordered, which are subject to change, and the specific policies applicable you, and how you access them, will be specified in your order. Upon payment for services, you will have a perpetual, non-exclusive, non-assignable, royalty free license to use for your internal business operations anything developed by Oracle and delivered to you under this agreement; however, certain deliverables may be subject to additional license terms provided in the ordering document.

The services provided under this agreement may be related to your license to use programs, which you acquire under a separate order. The agreement referenced in that order shall govern your use of such programs. Any services acquired from Oracle are bid separately from such program licenses, and you may acquire either services or such program licenses without acquiring the other.

D.       OWNERSHIP AND RESTRICTIONS
Oracle retains all ownership and intellectual property rights to the programs and anything developed by Oracle and delivered to you under this agreement resulting from the services. You may make a sufficient number of copies of each program for your licensed use and one copy of each program media.

You may not:

o remove or modify any program markings or any notice of Oracle's proprietary rights;

o make the programs or materials resulting from the services available in any manner to any third party for use in the third party's business operations (unless such access is expressly permitted for the specific program license or materials you have acquired);

o cause or permit reverse engineering (unless required by law for interoperability), disassembly or decompilation of the programs; or

o disclose results of any program benchmark tests without Oracle's prior written consent.

E.       WARRANTIES, DISCLAIMERS AND EXCLUSIVE REMEDIES
Oracle warrants that a program licensed will operate in all material respects as described in the applicable program documentation for one year after delivery. You must notify Oracle of any program warranty deficiency within one year after delivery. Oracle also warrants that services ordered will be provided in a manner consistent with industry standards. You must notify Oracle of any services warranty deficiencies within 90 days from performance of the services described in the ordering document.

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ORACLE DOES NOT GUARANTEE THAT THE PROGRAMS WILL PERFORM ERROR-FREE OR
UNINTERRUPTED OR THAT ORACLE WILL CORRECT ALL PROGRAM ERRORS. TO THE EXTENT PERMITTED BY LAW, THESE WARRANTIES ARE EXCLUSIVE AND THERE ARE NO OTHER EXPRESS OR IMPLIED WARRANTIES OR CONDITIONS, INCLUDING WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

FOR ANY BREACH OF THE WARRANTIES, YOUR EXCLUSIVE REMEDY, AND ORACLE'S ENTIRE LIABILITY, SHALL BE: (A) THE CORRECTION OF PROGRAM ERRORS THAT CAUSE BREACH OF THE WARRANTY, OR IF ORACLE CANNOT SUBSTANTIALLY CORRECT A BREACH IN A COMMERCIALLY REASONABLE MANNER, YOU MAY END YOUR PROGRAM LICENSE AND RECOVER THE FEES PAID TO ORACLE FOR THE PROGRAM LICENSE AND ANY UNUSED, PREPAID TECHNICAL SUPPORT FEES YOU HAVE PAID FOR THE PROGRAM LICENSE; OR (B) THE REPERFORMANCE OF THE DEFICIENT SERVICES, OR IF ORACLE CANNOT SUBSTANTIALLY CORRECT A BREACH IN A COMMERCIALLY REASONABLE MANNER, YOU MAY END THE RELEVANT SERVICES AND RECOVER THE FEES PAID TO ORACLE FOR THE RELEVANT SERVICES.

F.       TRIAL PROGRAMS
You may order trial programs, or Oracle may include additional programs with your order which you may use for trial, non-production purposes only. You may not use the trial programs to provide or attend third party training on the content and/or functionality of the programs. You have 30 days from the delivery date to evaluate these programs. If you decide to use any of these programs after the 30 day trial period, you must obtain a license for each program from Oracle or an authorized distributor. If you decide not to obtain a license for any program after the 30 day trial period, you will cease using and will delete the applicable programs from your computer systems. Programs licensed for trial purposes are provided "as is" and Oracle does not provide technical support or offer any warranties for these programs.

G.       INDEMNIFICATION
If someone makes a claim against you or Oracle ("Recipient") that any information, design, specification, instruction, software, data, or material ("Material") furnished by either you or Oracle ("Provider") and used by the Recipient infringes its intellectual property rights, the Provider will indemnify the Recipient against the claim if the Recipient does the following:

o notifies the Provider promptly in writing, not later than 30 days after the Recipient receives notice of the claim, or sooner if required by applicable law;

o gives the Provider sole control of the defense and any settlement negotiations; and

o gives the Provider the information, authority, and assistance the Provider needs to defend against or settle the claim.

If the Provider believes that any of the Material may have violated someone else's intellectual property rights, the Provider may choose to either modify the Material to be non-infringing (while substantially preserving its utility or functionality) or obtain a license to allow for continued use, or if these alternatives are not commercially reasonable, the Provider may end the license for, and require the return of, the applicable Material and refund any fees the Recipient may have paid for it and any unused, prepaid technical support fees you have paid for the license. If you are the Provider and such return materially affects Oracle's ability to meet its obligations under the relevant order, then Oracle may, at its option and upon 30 days prior written notice, terminate the order. The Provider will not indemnify the Recipient if the Recipient alters the Material outside the scope of use identified in the Provider's user documentation or if the Recipient uses a version of the Materials which has been superseded, if the infringement claim could have been avoided by using an unaltered current version of the Material which was provided to the Recipient. The Provider will not indemnify the Recipient to the extent that an infringement claim is based upon any information, design, specification, instruction, software, data, or material not furnished by the Provider. Oracle will not indemnify you to the extent that an infringement claim is based upon the combination of programs with any products or services not provided by Oracle. This section provides the parties' exclusive remedy for any infringement claims or damages.

H.       TECHNICAL SUPPORT
For purposes of the ordering document, technical support consists of Software Updates, Product Support and/or other annual technical support services you may have ordered. If ordered, annual technical support (including first year and all subsequent years) is provided under Oracle's technical support policies in effect at the time the services are provided. The technical support policies, incorporated in this agreement, are subject to change at Oracle's discretion; however, Oracle will not materially reduce the level of services provided for supported programs during the period for which fees for technical support have been paid. You should review the policies prior to entering into the ordering document for the applicable services. You may access the current version of the technical support policies at http://oracle.com/contracts.

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Technical support is effective upon shipment, or if shipment is not required, upon the effective date of the ordering document. If you order was placed through the Oracle Store, the effective date is the date your order was accepted by Oracle.

Software Updates or Product Support acquired with your order may be renewed annually and, if you renew the Software Updates or Product Support for the same number of licenses for the same programs, for the first and second renewal years the fee for Software Updates or Product Support will not increase by more than 5% over the prior year's fees. If your order is fulfilled by a member of Oracle's partner program, the fee for Software Updates or Product Support for the first renewal year will be the price quoted to you by your partner; the fee for Software Updates or Product Support for the second renewal year will not increase by more than 5% over the prior year's fees.

If you decide to purchase technical support for any license within a license set, you are required to purchase technical support at the same level for all licenses within that license set. You may desupport a subset of licenses in a license set only if you agree to terminate the subset of licenses. The technical support fees for the remaining licenses will be priced in accordance with the technical support policies in effect at the time of termination. Oracle's license set definition is available in the current technical support policies. If you decide not to purchase technical support, you may not update any unsupported program licenses with new versions of the program.

Oracle reserves the right to desupport its programs. You will be notified in advance when Oracle determines that a program is to be desupported. Such desupport notices, which are posted at Oracle's customer support web site, MetaLink (or Oracle's then current customer support web site), contain desupport dates, information about availability of Extended Support and Extended Maintenance Support and information about migration paths for certain features. The desupport notices are subject to change; Oracle will provide updated desupport notices on MetaLink (or Oracle's then current customer support web site) as necessary.

I.       END OF AGREEMENT
If either of us breaches a material term of this agreement and fails to correct the breach within 30 days of written specification of the breach, the other party may terminate this agreement. If Oracle ends this agreement as specified in the preceding sentence or under the Indemnification section, you must pay within 30 days all amounts which have accrued prior to the end of this agreement, as well as all sums remaining unpaid for programs ordered and/or services received under this agreement plus related taxes and expenses. Except for nonpayment of fees, we each agree to extend the 30-dayperiod for so long as the breaching party continues reasonable efforts to cure the breach. You agree that if you are in default under this agreement, you may not use those programs and/or services ordered. You further agree that if you have used an Oracle Finance Division contract to pay for the fees due under an order and you are in default under that contract, you may not use the programs and/or services ordered and Oracle may end this agreement. Provisions that survive termination or expiration include those relating to limitation of liability, infringement indemnity, payment, and others, which by their nature are intended to survive.

J.       FEES AND TAXES
All fees payable to Oracle are due within 30 days from the invoice date. You agree to pay any sales, value-added or other similar taxes imposed by applicable law which Oracle must pay based on the programs or services you ordered, except for taxes based on Oracle's income. Also, you will reimburse Oracle for reasonable expenses related to providing the services you ordered, except for taxes based on Oracle's income. Also, you will reimburse Oracle for reasonable expenses related to providing the services. Fees for services listed in an ordering document are exclusive of taxes and expenses. You agree that you have not relied on the future availability of any programs or updates in entering into the payment obligations in your order.

K.       NONDISCLOSURE
By virtue of this agreement, the parties may have access to information that is confidential to one another ("confidential information"). Confidential information shall be limited to the terms and pricing under this agreement, and all information clearly identified as confidential.

A party's confidential information shall not include information that: (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on the disclosure; or (d) is independently developed by the other party.

We each agree to hold each other's confidential information in confidence for a period of three years from the date of disclosure. We each agree, to disclose confidential information only to those employees or agents who are

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required to access it in furtherance of this agreement and who are required to protect it against unauthorized disclosure. Nothing shall prevent either party from disclosing the terms or pricing under this agreement or orders submitted under this agreement in any legal proceeding arising from or in connection with this agreement.

L.       ENTIRE AGREEMENT
You agree that this agreement and the information which is incorporated into this agreement by written reference (including reference to information contained in a UR or referenced policy), together with the applicable order, are the complete agreement for the programs and services ordered by you, and this agreement supersedes all prior or contemporaneous agreements or representations, written or oral, regarding such programs and/or services. If any term of this agreement is found to be invalid or unenforceable, the remaining provisions will remain effective. It is expressly agreed that the terms of this agreement and any Oracle ordering document shall supersede the terms in any purchase order or other non-Oracle ordering document and no terms included in any such purchase order or other non-Oracle ordering document shall apply to the programs and/or services ordered. This agreement and ordering documents may not be modified and the rights and restrictions may not be altered or waived except in a writing signed or accepted online through the Oracle Store by authorized representatives of you and of Oracle. Any notice required under this agreement shall be provided to the other party in writing.

M.       LIMITATION OF LIABILITY
NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, OR ANY LOSS OF PROFITS, REVENUE, DATA, OR DATA USE. ORACLE'S MAXIMUM LIABILITY FOR ANY DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR YOUR ORDER, WHETHER IN CONTRACT OR TORT, SHALL BE LIMITED TO THE FEES YOU PAID ORACLE FOR THE DEFICIENT PROGRAM OR SERVICES UNDER THIS AGREEMENT AS SPECIFIED IN YOUR ORDER. IN NO EVENT SHALL ORACLE'S LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE TOTAL VALUE UNDER YOUR ORDER.

N.       EXPORT
Export laws of Canada, the United States and any other relevant local export laws and regulations apply to the programs. You agree that such export control laws govern your use of the programs (including technical data) and any services deliverables provided under this agreement, and you agree to comply with all such export laws and regulations (including "deemed export" and "deemed re-export" regulations); additional information can be found on Oracle's Global Trade Compliance web site which can be assessed at http://oracle.com/contracts. You agree that no data, information, program and/or materials resulting from services (or direct product thereof) will be exported directly or indirectly, in violation of these laws including, without limitation, nuclear, chemical or biological weapons proliferation, or development of missile technology.

O.       OTHER
This agreement is governed by the laws of the Province of Ontario and you and Oracle agree to submit to the exclusive jurisdiction of, and venue in, the courts in Toronto, Ontario in any dispute arising out of or relating to this agreement

If you have a dispute with Oracle or if you wish to provide a notice under the Indemnification section of this agreement, or if you become subject to insolvency proceedings, you will promptly send written notice to: Oracle Corporation Canada Inc. 110 Matheson Blvd. W., Suite 100, Mississauga, Ontario, L5R 3P4, Attention: General Counsel, Legal Department.

You may not assign this agreement or give or transfer the programs and/or any services or an interest in them to another individual or entity. If you grant a security interest in the programs and/or any services deliverables, the secured party has no right to use or transfer the programs and/or any services deliverables, and if you decide to finance your acquisition of the programs and/or any services, you will follow Oracle's policies regarding financing and leasing which are at http://www.oracle.com/contracts.

Except for actions for nonpayment or breach of Oracle's proprietary rights, no action, regardless of form, arising out of or relating to this agreement may be brought by either party more than two years after the cause of action has accrued.

Upon 45 days written notice, Oracle may audit your use of the programs. You agree to cooperate with Oracle's audit and provide reasonable assistance and access to information. You agree to pay within 30 days of written notification any fees applicable to your use of the programs in excess of your license rights. If you do not pay, Oracle can end your technical support, licenses and/or this agreement. You agree that Oracle shall not be responsible for any of your costs incurred in cooperating with the audit.

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P.       FORCE MAJEURE
Neither of us shall be responsible for failure or delay of performance if caused by: an act of war, hostility, or sabotage; act of God; electrical, Internet, or telecommunication outage that is not caused by the obligated party; government restrictions (including the denial or cancellation of any export or other license); other event outside the reasonable control of the obligated party. We both will use reasonable efforts to mitigate the effect of a force majeure event. If such event continues for more than 90 days, either of us may cancel unperformed services under written notice. This section does not excuse either party's obligation to take reasonable steps to follow its normal disaster recovery procedures or your obligation to pay for services provided.

Q.       LICENSE DEFINITIONS AND RULES
To fully understand your license grant, you need to review the definition for the licensing metric and term designation as well as the licensing rules, which are listed below.

DEFINITIONS AND LICENSE METRICS
-------------------------------

ADAPTER: is defined as each software code interface, installed on each Oracle Internet Application Server Enterprise Edition, which facilitates communication of information between each version of a third party software application or system and Oracle programs.

COLLABORATION PROGRAM USER: is defined as an individual authorized by you to use the programs which are installed on a single server or on multiple servers regardless of whether the individual is actively using the programs at any given time. For the purposes of counting and licensing the number of Web Conferencing Users, a collaboration Program User within your company is defined as a user able to initiate, or host a web conference and also participate in a web conference; all participants in the web conference external to your company and attending a web conference are not required to be licensed.

COMPUTER: is defined as the computer on which the programs are installed. A computer license allows you to use the licensed program on a single specified computer.

HOSTED NAMED USER: is defined as an individual authorized by you to access the hosted service, regardless of whether the individual is actively accessing the hosted service at any given time.

ILEARNING SUBSCRIPTION: is defined as a web based learning environment that is made available to you subject to the terms of this agreement and Oracle's iLearning Subscription Policies. Oracle's iLearning Subscription Policies may be accessed at http://oracle.com/contracts and may be updated by Oracle from time to time without notice to you.

IMPLEMENTATION SERVICES, PACKAGED METHODS, ARCHITECTURE SERVICES, ACCELERATOR SERVICES, ASSESSMENT SERVICES AND WORKSHOPS
Each Implementation Service, Packaged Method, Architecture Service, Accelerator Service, Assessment Service and Workshop is provided subject to the statement of obligation for that particular offering and Oracle's consulting services policies. Oracle's consulting services policies are located at www.oracle.com/contracts, and are subject to change.

LEARNING CREDITS: may be used to acquire education products and services offered in the Oracle University online catalogue which may be accessed at http://oracle.com/contractsunder the terms specified therein. Learning Credits may only be used to acquire products and services at the list price in effect at the time you order the relevant product or service, and may not be used for any product or service that is subject to a promotional discount. Learning Credits are valid for a period of 12 months from the date your order is accepted by Oracle, and you must acquire products and must use any acquired services prior to the end of such period. You may only use Learning Credits in the country in which you acquired them, and may not use them as a payment method for additional Learning Credits, and may not use different Learning Credit accounts to acquire a single product or service. You may be required to execute standard Oracle ordering materials when using Learning Credits to order products or services.

NAMED USER PLUS: is defined as an individual authorized by you to use the programs which are installed on a single server or multiple servers, regardless of whether the individual is actively using the programs at any given time. A non human operated device will be counted as a named user plus in addition to all individuals authorized to use the programs, if such devices can access the programs. If multiplexing hardware or software (e.g., a TP monitor or a web server product) is used, this number must be measured at the multiplexing front end. Automated batching of data from computer to computer is permitted. You are responsible for ensuring that the named user plus per processor minimums are maintained for the programs contained in the user minimum table in the licensing rules section; the minimums table provides for the minimum number of named users plus required and all actual users must be licensed.

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ORACLE FINANCE DIVISION CONTRACT: is a contract between you and Oracle (or one of Oracle's affiliates) that provides for payments over time of some or all of the sums due under your order.

ORACLE UNIVERSITY ONLINE LIBRARY SERVICE: the Oracle University Online Library service is a web based learning environment that is made available to you subject to the terms of this agreement and Oracle University's Online Library Hostess Access Policies. Oracle University's Online Library Hosting Access policies may be accessed at http://oracle.com/contracts, and may be updated by Oracle from time to time without notice to you. You acknowledge that you will create and activate an administrator account and password and that the Oracle University Online Library service is available on http://oracle.com/education/oln. The term of your Oracle University Online Library service shall be one year from the effective date of your order (except the Oracle University Premium Online Library service available in the courses and languages specified at http://oracle.com/education/oln, the term for which shall be six months from the effective date of your order). At the end of the term, the Oracle Online Library service may be renewed for an additional term of the same length at the then current Oracle University Online Library service rates by contacting your local Oracle Education Sales Office. If you choose not to renew, all rights to use the Oracle University Online Library service shall cease. Notwithstanding anything to the contrary in the agreement, Oracle does not warrant that the Oracle University Online Library service will be provided uninterrupted or error-free.

PARTNER ORGANIZATION: is defined as an external third party business entity that provides value-added services in marketing and selling your products. Depending upon the type of industry, partner organizations play different roles and are recognized by different names such as reseller, distributor, agent, dealer or broker.

PROCESSOR: shall be defined as all processors where the Oracle programs are installed and/or running. Programs licensed on a Processor basis may be accessed by your internal users (including agents and contractors) and by third party users. For the purposes of counting the number of processors, which require licensing, a multicore chip with "n" processor cores shall be counted as "n" processors.

PROGRAM DOCUMENTATION: is defined as the program user manual and program installation manuals.

TECHNICAL REFERENCE MANUALS
Technical Reference Manuals ("TRMs") are Oracle's confidential information. You shall use the TRMs solely for your internal data processing operations for purposes of: (a) implementing applications programs, (b) interfacing other software and hardware systems to the applications programs and (c) building extensions to applications programs. You shall not disclose, use or permit the disclosure or use by others of the TRMs for any other purpose. You shall not use the TRMs to create software that performs the same or similar functions as any of Oracle products. You agree: (a) to exercise either at least the same degree of care to safeguard the confidentiality of the TRMs as you exercise to safeguard the confidentiality of your own most important confidential information or a reasonable degree of care, whichever is greater; (b) to maintain agreements with your employees and agents that protect the confidentiality and proprietary rights of the confidential information of third parties such as Oracle and instruct your employees and agents of these requirements for the TRMs; (c) restrict disclosure of the TRMs to those of your employees and agents who have a "need to know" consistent with the purposes for which such TRMs were disclosed; (d) maintain the TRMs at all times on your premises; and (e) not to remove or destroy any proprietary or confidential legends or markings placed upon the TRMs. Oracle shall retain all title, copyright and other proprietary rights in the TRMs. TRMs are provided to you "as-is" without any warranty of any kind. Upon termination, you shall cease using, and shall return or destroy, all copies of the applicable TRMs.

TERM DESIGNATION
----------------
If your program license does not specify a term, the program license is perpetual and shall continue unless terminated as otherwise provided in the agreement.

1, 2, 3, 4, 5 YEAR TERMS: A program license specifying a 1, 2, 3, 4 or 5 Year Term shall commence on the effective date of the order and shall continue for the specified period. At the end of the specified period the program license shall terminate.

1 YEAR HOSTING TERM: A program license specifying a 1 Year Hosting Term shall commence on the effective date of the order and shall continue for a period of 1 year. At the end of the 1 year the program license shall terminate. A program license specifying a 1 Year Hosting Term may only be used for providing internet hosting services.

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1 YEAR ORACLE HOSTED TERM: A program license specifying a 1 Year Oracle Hosted
Term shall commence on the effective date of the order and shall continue for a period of 1 year. At the end of the 1 year the program license shall terminate. A program license specifying a 1 Year Oracle Hosted Term must be hosted by Oracle.com via Computer and Administration services.

1 YEAR SUBSCRIPTION: A program license specifying a 1 Year Subscription shall commence on the effective date of the order and shall continue for a period of 1 year. At the end of the 1 year the program license shall terminate.

LICENSING RULES
---------------

Failover: Your license for the Oracle database (enterprise Edition, Standard Edition or Standard Edition One) includes the right to run the database on an unlicensed spare computer in a failover environment for up to a total of ten separate days in any given calendar year. Any use beyond the right granted in the previous sentence must be licensed separately and the same license metric must be used when licensing the Oracle Database.

Testing: For the purpose of testing physical copies of backups, your license for the Oracle Database (Enterprise Edition, Standard Edition or Standard Edition
One) includes the right to run the database on an unlicensed computer for up to four times, not exceeding 2 days per testing, in any given calendar year.

You are responsible for ensuring that the following restrictions are not violated:

   o Oracle Database Standard Edition may only be used on machines, which have the ability to run a maximum of four processors, or on a cluster of machines supporting up to a maximum of four processors per cluster.

   o Oracle Standard Edition One may be only used on machines, which have the ability to run a maximum of two processors.

   o The number of TRACE licenses (Rdb Server Option) must match the number of licenses of the associated database.

   o The number of Diagnostics Pack and/or configuration Management Pack licenses must match the number of licenses of the associated Internet Application Server program (Enterprise Edition, Standard Edition or Java Edition). The number of identity Management licenses must match the number of licenses of the associated Internet Application Server Standard Edition program.

If you purchase Named User Plus licenses for the programs listed below, you must maintain the following user minimums and user maximums:


PROGRAM                                        NAMED USER PLUS MINIMUM

Oracle Database Enterprise Edition             25 Named Users Plus per Processor
Rdb Enterprise Edition                         25 Named Users Plus per Processor
CODASYL DBMS                                   25 Named Users Plus per Processor
Message Broker                                 10 Named Users Plus per Processor
TopLink                                        10 Named Users Plus per Processor
Internet Application Server Java Edition       10 Named Users Plus per Processor
Internet Application Server Standard Edition 10 Named Users Plus per Processor Internet Application Server Enterprise Edition 10 Names Users Plus per Processor

PROGRAM                                        NAMED USER PLUS MAXIMUM

Personal Edition                               1 Named User Plus per database

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The number of licenses for the programs listed below must match the number of licenses of the associated database and if you purchase Named User Plus licenses for these programs, you must maintain, at a minimum, 25 Named Users Plus per Processor per associated database:

         Real Application Clusters, Partitioning, OLAP, Data Mining, Spatial, Advanced Security, Label Security, Diagnostics Pack, Tuning Pack, Change Management Pack, Configuration Management Pack


World Gaming Plc                        Oracle Corporation Canada Inc.

Authorized Signature                    Authorized Signature

Name:    Anthony Daniel Moran           Name:

Title:   CEO                            Title:

Signature Date:   20 May 2004           Signature Date:

Effective Date:   20 May 2004





PROGRAM                                        NAMED USER PLUS MAXIMUM

Personal Edition                               1 Named User Plus per database

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